Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of BlueLinx Holdings Inc. (“BlueLinx” or “the Company”) and Cedar Creek Holdings, Inc. (“Cedar Creek”), as adjusted to give effect to the acquisition of Cedar Creek by BlueLinx, and the related financing transactions, collectively referred to herein as the “Transaction”.

The unaudited pro forma condensed combined balance sheet as of December 30, 2017 gives effect to the Transaction as if it had been consummated on December 30, 2017 and includes pro forma adjustments based on BlueLinx management’s preliminary valuations of certain acquired tangible and intangible assets. BlueLinx’s fiscal year ends on the Saturday closest to December 31, which, for fiscal 2017, was December 30, 2017; while Cedar Creek employed a calendar year-end, which ended on December 31 of each year, including December 31, 2017. The unaudited pro forma condensed combined balance sheet as of December 30, 2017 was derived from BlueLinx’s audited consolidated balance sheets as of December 30, 2017 and Cedar Creek’s audited consolidated balance sheets as of December 31, 2017.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 30, 2017 gives effect to the Transaction as if it had been consummated on January 1, 2017. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 30, 2017 was derived from BlueLinx’s audited consolidated statements of operations and comprehensive income (loss) for the fiscal year ended December 30, 2017 and Cedar Creek’s audited consolidated statements of operations for the year ended December 31, 2017. As Cedar Creek’s fiscal year end is within 93 days of BlueLinx’s fiscal year end, the unaudited pro forma condensed combined statement of operations information for the fiscal year ended December 30, 2017 includes Cedar Creek’s annual operating results for its respective fiscal year ended December 31, 2017.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that BlueLinx’s management believes are reasonable under the circumstances. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of BlueLinx that would have been reported had the Transaction been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of BlueLinx following the consummation of the Transaction. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements included herein;

•
the audited consolidated financial statements and the notes thereto of BlueLinx and subsidiaries for the fiscal years ended December 30, 2017 and December 31, 2016, included in with BlueLinx’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the United States Securities and Exchange Commission (the “SEC”) on March 1, 2018;

•
the condensed consolidated financial statements and the notes related thereto of BlueLinx and subsidiaries for the fiscal quarter ended March 31, 2018, included in BlueLinx’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 3, 2018;

•
BlueLinx’s Current Report on Form 8-K filed with the SEC on April 16, 2018, which includes material information regarding BlueLinx’s term loan and amended and restated revolving credit facility, among other things;

•
the audited consolidated financial statements and the notes thereto of Cedar Creek and subsidiaries as of and for the fiscal years ended December 31, 2017 and 2016 which are included in Exhibit 99.1 to this Form 8-K/A.

The unaudited pro forma condensed combined financial information should also be read in conjunction with the Agreement and Plan of Merger, dated as of March 9, 2018 (the “Merger Agreement”), by and among BlueLinx Corporation, Panther Merger

Sub, Inc., Cedar Creek and Charlesbank Equity Fund VII, Limited Partnership, filed as Exhibit 2.1 to BlueLinx’s Current Report on Form 8-K filed with the SEC on March 12, 2018.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that could result from the acquisition of Cedar Creek by BlueLinx.

BlueLinx Holdings Inc. Unaudited Pro Forma Condensed Combined Balance Sheet as of December 30, 2017 (in thousands):

	Historical
	BlueLinx	Cedar Creek(1)	Presentation Reclassification	Pro Forma Adjustments	Note Ref	Pro Forma Combined Company

Assets:
Cash	$4,696	$30	$—	$—		$4,726
Receivables, net of allowance	134,072	108,257	—	—		242,329
Inventories	187,512	125,409	—	11,600	6(a)	324,521
Other current assets	17,124	19,875	—			36,999
Total current assets	343,404	253,571	—	11,600		608,575
Property and equipment, net	83,772	70,506	—	4,108	6(b)	158,386
Goodwill	—	25,446	—	10,457	6(c), 6(g)	35,903
Intangible assets, net	—	1,532	—	40,568	6(c)	42,100
Deferred debt issuance costs, net	—	458	—	(458)	6(d)	—
Deferred tax asset	53,853	—	(7,243)	(14,178)	4(a), 6(g)	32,432
Other non-current assets	13,066	2,546	—	—		15,612
Total assets	$494,095	$354,059	$(7,243)	$52,097		$893,008

Liabilities:
Accounts payable	$70,623	$15,399	$—	$—		$86,022
Current portion of long-term debt, net of discount	—	—		900	6(d)	$900
Revolving line-of-credit	—	128,523	—	(128,523)	6(d)	—
Other current liabilities	46,982	30,536	—	8,214	6(e)	85,732
Total current liabilities	117,605	174,458	—	(119,409)		172,654
Non-current liabilities:
Long-term debt, net of discount	276,677	13,075	—	282,369	6(d)	572,121
Pension benefit obligation	30,360	—	—	—		30,360
Other non-current liabilities	34,451	47,449	(7,243)	—	4(a)	74,657
Total liabilities	459,093	234,982	(7,243)	162,960		849,792
Stockholders’ equity:
Common Stock	91	2	—	(2)	6(f)	91
Preferred Stock	—	4	—	(4)	6(f)	—
Additional paid-in capital	259,588	45,641	—	(45,641)	6(f)	259,588
Accumulated other comprehensive loss	(36,507)	—	—	—		(36,507)
Accumulated equity (deficit)	(188,170)	73,430	—	(65,216)	6(f)	(179,956)
Total stockholders’ equity	35,002	119,077	—	(110,863)		43,216
Total liabilities and stockholders’ equity	$494,095	$354,059	$(7,243)	$52,097		$893,008

(1) As previously noted, Cedar Creek’s balance sheet is presented as of December 31, 2017.

BlueLinx Holdings Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 30, 2017 (in thousands):

	Historical
	BlueLinx	Cedar Creek(1)	Presentation Reclassification	Pro Forma Adjustments	Note Ref	Pro Forma Combined Company

Net sales	$1,815,535	$1,420,388	$—	$—		$3,235,923
Cost of sales	1,584,506	1,228,898	—	—		2,813,404
Gross profit	231,029	191,490	—	—		422,519
Operating expenses:
Selling, general, and administrative	192,009	132,340	—	—		324,349
Rent expense - related parties	—	2,400	—	—		2,400
Depreciation and amortization	9,032	14,050	—	8,900	7(a)	31,982
Total operating expenses	201,041	148,790	—	8,900		358,731
Operating income	29,988	42,700	—	(8,900)		63,788
Non-operating expenses:
Interest expense	21,225	8,152	—	13,090	7(b)	42,467
Interest expense - related parties	—	2,100	—	(2,100)	7(c)	—
Other (income) expense, net	(822)	11	—	—		(811)
Income before (benefit from) provision for income taxes	9,585	32,437	—	(19,890)		22,132
(Benefit from) provision for income taxes	(53,409)	8,381	—	(4,286)	7(d)	(49,314)
Net income	$62,994	$24,056	$—	$(15,604)		$71,446

Basic earnings per share	$6.96					$7.90
Diluted earnings per share	$6.81					$7.73

(1) As previously noted, Cedar Creek is a calendar year-end company. This presentation for Cedar Creek is for its year ending December 31, 2017.

1. Description of Transaction

On March 9, 2018, BlueLinx Corporation, a wholly owned subsidiary of BlueLinx, entered into the Merger Agreement with Panther Merger Sub, Inc., a wholly owned subsidiary of BlueLinx Corporation, Cedar Creek, and Charlesbank Equity Fund VII, Limited Partnership, pursuant to which BlueLinx agreed to acquire Cedar Creek. On April 13, 2018, BlueLinx completed its acquisition of Cedar Creek. Total cash consideration paid for the acquisition at closing was approximately $350.7 million, originally estimated at the time of signing of the Merger Agreement as $345.0 million.
On April 13, 2018, in connection with the Cedar Creek acquisition, BlueLinx amended and restated its existing revolving credit agreement, which now provides for a senior secured revolving loan and letter of credit facility of up to $600.0 million, with an uncommitted accordion feature of up to $150.0 million, and entered into a new term loan facility with HPS Investment Partners, LLC, and certain other financial institutions, which provides for a senior secured term loan facility of $180.0 million. Proceeds of the term loan facility and borrowings under the revolving credit facility were used to finance the acquisition of Cedar Creek. We refer collectively to these financing transactions and the Cedar Creek acquisition as the “Transaction.”
2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 30, 2017 gives effect to the Transaction as if it had occurred on the balance sheet date. The unaudited pro forma condensed combined statement of operations for the year ended December 30, 2017 gives effect to the Transaction as if it had occurred at the beginning of the period. This information is only a summary, and you should read it in conjunction with Cedar Creek’s historical financial statements and related notes, and the Company’s historical financial statements and related notes, and management’s discussion and analysis of financial condition and results of operations contained in the Company’s annual reports, quarterly reports, and other information on file with the SEC. As a result, the acquisition by the Company of Cedar Creek pursuant to the Merger Agreement will be accounted for using purchase method accounting, upon completion of the final valuation, which is preliminary.
The Company has prepared the unaudited pro forma condensed combined financial statements based on available information, using preliminary assumptions that it believes are reasonable. These unaudited pro forma combined financial statements are being provided for informational purposes only. They do not purport to represent the Company’s actual financial position or results of operations had the Transaction occurred on the dates specified, nor do they project the Company’s results of operations or financial position for any future period or date.
The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the combination. Pro forma adjustments are preliminary, and are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in the Company’s financial statements published after the completion of the Transaction may vary from the adjustments included in these unaudited pro forma condensed combined financial statements below.
3. Accounting Policies
The Company is currently conducting a review of accounting policies of Cedar Creek in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications.
Based on the Company’s review, the Company did not identify any significant or material differences in accounting policies that might require adjustment.
4. Reclassifications of Historical Cedar Creek
The audited consolidated financial statements of Cedar Creek and subsidiaries as of and for the years ended December 31, 2017 and 2016 reflect all of the operations of the business to be acquired by the Company. Financial information presented in the “Historical Cedar Creek” column in the unaudited pro forma condensed combined balance sheet represents the historical consolidated balance sheet of Cedar Creek as of December 31, 2017. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s historical consolidated financial statements. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical consolidated financial statements of Cedar Creek.
(a) We have reclassified Cedar Creek’s deferred tax liability to reduce the combined company’s deferred tax asset.

5. Estimated Preliminary Purchase Price Consideration

The following table describes the payments to Cedar Creek equity holders and the debt paid and incurred in connection with the acquisition:

(In millions)
Consideration paid to shareholders and amounts paid to creditors:
Payments to Cedar Creek shareholders	$162.5
Subordinated unsecured notes (due to shareholder)	13.7
Add: payoff of Cedar Creek debt:
Credit agreement	174.5
Total preliminary cash purchase price	$350.7

The following table presents the cash purchase price reconciled to the assets and liabilities acquired, based on the preliminary valuation report:

(In millions)
Cash and net working capital assets (excluding inventory)	$118.5
Inventory	162.0
Property and equipment	74.6
Other, net	(14.4)
Intangible assets and goodwill	78.0
Capital lease liabilities	(68.0)
Cash purchase price	$350.7

The assets and liabilities presented in the table above represent preliminary estimated fair values. Preliminary estimates are subject to change based on the final valuation report, and may change materially.
The amounts in the table above are based upon preliminary fair value estimates as of the transaction date. These amounts differ from amounts set forth in the pro forma balance sheet, which are calculated as of December 30, 2017. Such differences are primarily due to seasonality of inventory and debt balances.
6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a) Inventory Valuation

Cedar Creek’s inventory, as of the valuation date of April 13, 2018, was adjusted to a preliminary fair value of approximately $162.0 million, an increase of $11.6 million from the carrying value at that date. The preliminary fair value calculation is subject to change. The preliminary fair value was determined based on the estimated selling price of the inventory, less any remaining fabrication and selling costs and a normal profit margin on those fabrication and selling efforts. After the acquisition, the step-up in inventory fair value of $11.6 million will increase cost of sales over approximately two months as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statement of operations because it does not have a continuing impact; however, is it reflected in the unaudited pro forma condensed combined balance sheet.

(b) Property and Equipment

Pro forma adjustments have been made to reflect the acquisition value of Cedar Creek’s long-lived tangible assets (e.g., property and equipment) to fair value based on the estimated preliminary purchase price allocation. The preliminary valuation of the property and equipment was completed using both the cost and market approach. Net book value was considered to be a reasonable estimate of preliminary value for construction in progress.

The unaudited pro forma condensed combined statement of operations has also been adjusted to reflect depreciation expense based on that estimated fair value. The expected useful lives of significant long-lived tangible assets acquired are set forth in the table below.

	Fair value	Estimated remaining useful life
	(In thousands)
Land	$550	Indefinite
Land improvements	170	5.0 years
Building improvements	1,360	18.7 years
Capital lease - real property	21,318	11.9 years
Real property	$23,398
Personal property	50,599	3.7 - 7.9 years
Construction in progress	617
Total property and equipment	$74,614

Personal property is comprised substantially of trucks, trailers, forklifts, equipment, and leasehold improvements. All depreciable assets are expected to be depreciated on a straight-line basis over their estimated remaining useful lives.

(c) Intangible Assets

Pro forma adjustments have been made to reflect the estimated fair value of identified intangible assets acquired based on the estimated purchase price allocation, in accordance with the discounted cash flow method. The unaudited pro forma condensed combined statement of operations has also been adjusted to reflect the amortization of those intangible assets. In addition, goodwill has been adjusted to eliminate any goodwill that was recorded by Cedar Creek for prior acquisitions and to reflect the goodwill in the preliminary purchase price allocation.

The fair value of customer relationships was determined using a discounted excess earnings methodology. The value of the non-compete agreements was determined using discounted cash flows comparing the estimated cash flows with and without the non-compete agreements in place. The fair value of the trade names was determined using the “relief from royalty” method.

The Company has preliminarily identified and valued approximately $78.0 million in intangible assets acquired in the acquisition. These intangible assets include customer relationships, trade names, non-compete agreements, and goodwill. The following unaudited pro forma financial information relates to the identified intangible assets and goodwill:

	(In millions)	Estimated remaining useful life
Customer relationships	$26.5	9 - 12 years
Non-compete agreements	8.5	4 years
Trade names	6.8	3 years
Favorable leasehold interests, net	0.3	12 years
Identifiable intangible assets	$42.1
Goodwill	35.9	Indefinite
Total intangible assets	$78.0

Customer relationships are amortized using the double-declining balance method, to reflect the expected pattern of amortization over the estimated remaining useful lives. All other definite-lived intangible assets are expected to be amortized on a straight-line basis over their estimated remaining useful lives.

Amortization of customer relationships over the succeeding five-year period are expected as follows, for pro forma purposes:

(In thousands)
2018	$4,417
2019	3,681
2020	3,067
2021	2,556
2022	2,130
Thereafter	10,650

(d) Debt

To finance the acquisition of Cedar Creek, the Company entered into a new $180.0 million senior secured term loan facility, and amended and restated its revolving credit facility to increase the availability thereunder to $600.0 million, with an uncommitted accordion feature of up to $150.0 million (see Note 1).

The following table presents the total pro forma debt as of December 30, 2017:

(In thousands)
Existing BlueLinx revolving credit facility and mortgage (1) (2)	$276,677
Historical Cedar Creek line-of credit	128,523
Total existing and historical debt before payoff and additional borrowings	405,200
Payoff of historical Cedar Creek line-of credit	(128,523)
Add: additional borrowing on BlueLinx amended and restated revolving credit facility	128,523
Add: current portion of term loan	900
Add: long-term portion of term loan	179,100
Debt principal	585,200
Less: total incremental additional debt discount	(12,179)
Total debt, net of discount	$573,021

(1) The mortgage principal balance of $97.9 million was retired in the first quarter of fiscal 2018.
(2) The existing revolving credit facility and mortgage are presented net of debt discounts of approximately $3.8 million.

The Cedar Creek note payable to a shareholder of $13.1 million was paid in full upon the acquisition of Cedar Creek.

Other Balance Sheet Adjustments

(e) Transaction fees of $8.2 million were incurred in conjunction with the acquisition and are thus reflected in the pro forma balance sheet as a liability.

(f) Elimination of historical Cedar Creek equity and expense of transaction fees described above incurred in conjunction with the acquisition.

(g) The pro forma adjustment to deferred income tax liabilities reflects the change in fair value of the net assets to be acquired based on an estimated tax rate of approximately 25.4%. Because the deferred tax liability will reverse in years 2018 and later, this rate is comprised of the impact of the Tax Cuts and Jobs Act of 2017 which reduced the U.S. federal corporate income tax rate from 35% to 21%, and a blended state tax rate of 4.4%.

7. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

Depreciation and amortization

(a) Depreciation is calculated on the incremental addition from the Cedar Creek acquired fixed assets at fair value for the full fiscal year 2017. The unaudited pro forma condensed combined statement of operations has been adjusted accordingly for the full year of pro forma accumulated depreciation effect of the incremental depreciation expense adjustment.

(In thousands)
Incremental depreciation expense recognized on new fair value of assets	$783
Amortization expense recognized on new intangible assets	8,830
Less: historical Cedar Creek amortization of intangibles	(713)
Total incremental depreciation and amortization	$8,900

Interest expense

Borrowings made in connection with the acquisition reflect the rates of interest on the amended and restated revolving credit facility and the senior secured term loan facility, both of which were entered into as a part of the acquisition, as if the acquisition had taken place on January 1, 2017, which was the first day of the 2017 fiscal year. Interest expense calculated on capital leases and the historical mortgage of BlueLinx (as the mortgage was retired in the first quarter of fiscal 2018) remains unchanged. The pro forma interest on the revolving credit facility was calculated using a weighted average of 3.48%, and the term loan pro forma interest was calculated using a weighted average of 8.22%. The following pro forma adjustment to the unaudited pro forma condensed combined statement of operations is shown below:

(b) Pro forma adjustment for interest expense paid on the term loan and amended and restated revolving credit facility, including debt discount adjustment:

Year ended December 30, 2017
(In thousands)
Pro forma interest on combined revolving credit facility	$13,371
Pro forma interest on term loan	14,747
Less: Historical interest on BlueLinx revolving credit facility	(11,178)
Less: Historical interest on Cedar Creek’s line-of-credit	(5,280)
Add: Amortization of pro forma debt discount	2,409
Less: Amortization of historical BlueLinx debt discount	(979)
Total pro forma adjustment to interest expense	$13,090

(c) As Cedar Creek’s related party debt was paid off in connection with the acquisition, interest expense of $2.1 million payable to related parties has been eliminated for pro forma purposes.

Taxes

(d) The pro forma adjustment for income taxes was calculated by applying the appropriate statutory tax rate of 39% to the pro forma adjustments related to the merger transaction that have no deferred tax effect. The benefit is calculated at 39%, comprised of the applicable statutory federal rate for 2017 of 35%, plus a blended state rate.